Exhibit 5.1

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA BEIJING HONG KONG SEOUL	2 London Wall Place London EC2Y 5AU T: +44 20 7614 2200 F: +44 20 7600 1698 clearygottlieb.com D: +44 20 7614 2237 ssperber@cgsh.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE FRANKFURT LONDON MILAN PARIS ROME

March 10, 2023

GSK plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

GlaxoSmithKline Capital Inc.

100 North Market Street

4th Floor, Suite 4056

Wilmington, Delaware 19890

United States

GlaxoSmithKline Capital plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

Ladies and Gentlemen:

We have acted as special United States counsel to GSK plc, a public limited company incorporated in England and Wales, GlaxoSmithKline Capital Inc., a Delaware corporation (“GSK Capital Inc.”), and GlaxoSmithKline Capital plc, a public limited company incorporated in England and Wales (“GSK Capital plc”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a post-effective amendment (“Amendment No. 1”) to the registration statement on Form F-3 (Registration Nos. 333-254756, 333-254756-01 and 333-254756-02) (such registration statement, as amended by Amendment No. 1, the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series, of (a) debt securities of GSK plc, (b) debt securities of GSK Capital Inc. and GSK Capital plc, as the case may be, guaranteed by GSK plc, and (c) guarantees of GSK plc in respect of the debt securities of GSK Capital Inc. and GSK Capital plc (the “Guarantees”). The debt securities of GSK plc, GSK Capital Inc. and GSK Capital plc are collectively referred to herein as the “Debt Securities.” The securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

GSK plc et al., p. 2

Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of Debt Securities, the Debt Securities of GSK plc are to be issued under an indenture dated as of March 4, 2008 between GSK plc and Deutsche Bank Trust Company Americas (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017 among GSK plc, as issuer, Deutsche Bank Trust Company Americas and Law Debenture Trust Company of New York), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 21, 2014, between GSK plc and the Trustee (as so supplemented, the “GSK plc Indenture”); the Debt Securities of GSK Capital Inc. and the related Guarantees are to be issued under an indenture dated as of April 6, 2004 among GSK Capital Inc., GSK plc and the Trustee (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017 among GSK Capital Inc., the Trustee and Law Debenture Trust Company of New York), as supplemented by the First Supplemental Indenture dated as of March 18, 2013, among GSK Capital Inc., GSK plc and the Trustee, the Second Supplemental Indenture dated as of March 21, 2014, among GSK Capital Inc., GSK plc and the Trustee, and the Third Supplemental Indenture dated as of May 15, 2018, among GSK Capital Inc., GSK plc and the Trustee (as so supplemented, the “GSK Capital Inc. Indenture”); and the Debt Securities of GSK Capital plc and the related Guarantees are to be issued under an indenture dated as of April 6, 2004 among GSK Capital plc, GSK plc and the Trustee (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017 among GSK Capital plc, the Trustee and Law Debenture Trust Company of New York), as supplemented by the First Supplemental Indenture dated as of March 21, 2014, among GSK Capital plc, GSK plc and the Trustee, and the Second Supplemental Indenture dated as of May 15, 2018, among GSK Capital plc, GSK plc and the Trustee (as so supplemented, the “GSK Capital plc Indenture” and, together with the GSK plc Indenture and the GSK Capital Inc. Indenture, the “Indentures”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the GSK plc Indenture;

(c)	an executed copy of the GSK Capital Inc. Indenture; and

(d)	an executed copy of the GSK Capital plc Indenture.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of GSK Capital Inc. and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

GSK plc et al., p. 3

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. (a) The Indentures have been duly executed and delivered by GSK plc under the law of the State of New York, (b) the execution and delivery of the GSK Capital Inc. Indenture have been duly authorized by all necessary corporate action of GSK Capital Inc., and the GSK Capital Inc. Indenture has been duly executed and delivered by GSK Capital Inc. and (c) the GSK Capital plc Indenture has been duly executed and delivered by GSK Capital plc under the law of the State of New York.

2. When the Debt Securities and the Guarantees endorsed thereon, as applicable, in the forms filed as Exhibits 4.10, 4.11 and 4.12 to the Registration Statement, have been duly authorized by GSK plc, GSK Capital Inc. and GSK Capital plc, as the case may be, duly executed and authenticated in accordance with the relevant Indenture and duly delivered to and paid for by the purchasers thereof pursuant to a sale in the manner described in the Registration Statement:

(a)	The Debt Securities of GSK plc will be valid, binding and enforceable obligations of GSK plc, entitled to the benefits of the GSK plc Indenture.

(b)	The Debt Securities of GSK Capital Inc. will be valid, binding and enforceable obligations of GSK Capital Inc., entitled to the benefits of the GSK Capital Inc. Indenture.

(c)	The Debt Securities of GSK Capital plc will be valid, binding and enforceable obligations of GSK Capital plc, entitled to the benefits of the GSK Capital plc Indenture.

(d)	The Guarantees will be valid, binding and enforceable obligations of GSK plc, entitled to the benefits of the GSK Capital Inc. Indenture or the GSK Capital plc Indenture, as the case may be.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of GSK plc, GSK Capital Inc. or GSK Capital plc, (a) we have assumed that each of GSK plc, GSK Capital Inc., GSK Capital plc and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Debt Securities and the Guarantees, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to GSK plc, GSK Capital Inc. or GSK Capital plc regarding matters of the federal law of the United States of America or the law of the State of New York or, solely with respect to GSK Capital Inc., the General Corporation Law of the State of Delaware (the “DGCL”), that in our experience normally would be applicable to general business entities with respect to such agreement or obligation); (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity; (c) we express no opinion with respect to the effect of any mandatory choice of law rules; and (d) in the case of GSK plc and GSK Capital plc, such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will or have become effective and comply with all applicable laws, (b) the Registration Statement and any amendments thereto (including post-effective amendments)

GSK plc et al., p. 4

will be effective and will comply with all applicable laws at the time the Debt Securities and the Guarantees are offered or issued as contemplated by the Registration Statement, (c) the terms of the Debt Securities and the Guarantees will conform to the forms thereof, and the terms of the Debt Securities and the Guarantees will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon GSK plc, GSK Capital Inc. or GSK Capital plc, as applicable, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over GSK plc, GSK Capital Inc. or GSK Capital plc, as applicable, (d) the Debt Securities and the Guarantees will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (e) GSK plc, GSK Capital Inc. and GSK Capital plc, as the case may be, will duly authorize the offering and issuance of the Debt Securities and the Guarantees, as applicable, will duly authorize, approve and establish the final terms and conditions thereof and will take any other appropriate additional corporate action and (f) certificates, if required, representing the Debt Securities (including the Guarantees endorsed thereon, as applicable) will be duly executed and delivered and, to the extent required by the applicable Indenture, duly authenticated and countersigned.

In rendering the opinions expressed above, we have assumed that each series of Debt Securities issued pursuant to the Registration Statement will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of U.S.$2,500,000 or more.

The waiver of defenses contained in Section 6.01 of the GSK Capital plc Indenture and the GSK Capital Inc. Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding Federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

We express no opinion as to the enforceability of Section 11.15 of each of the Indentures relating to currency indemnity.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the DGCL. With respect to matters governed by the law of England and Wales, we have relied on our opinion dated March 10, 2023, as English counsel to GSK plc, GSK Capital Inc. and GSK Capital plc, which has been filed as Exhibit 5.2 to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the prospectus included in the Registration Statement and in any prospectus supplement related thereto. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

GSK plc et al., p. 5

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sebastian R. Sperber
Sebastian R. Sperber, a Partner